Orbital ATK, Inc.

Nonqualified Deferred Compensation Plan

As Amended and Restated

Effective February 16, 2016

TABLE OF CONTENTS
Page

ARTICLE 1	Definitions 1

ARTICLE 2	Selection, Enrollment, Eligibility 6

2.1	Selection 6

2.2	Enrollment and Eligibility Requirements; Commencement of Participation 6

2.3	Termination of a Participant’s Eligibility 7

ARTICLE 3	Deferral Commitments; Company Contribution Amounts; Company Restoration Matching Amounts; Vesting; Crediting; Taxes 7

3.1	Minimum Deferrals 7

3.2	Maximum Deferral 8

3.3	Election to Defer; Effect of Election Form 8

3.4	Withholding and Crediting of Annual Deferral Amounts 9

3.5	Company Contribution Amount 10

3.6	Company Restoration Matching Amount 10

3.7	Crediting of Amounts after Benefit Distribution 10

3.8	Vesting 10

3.9	Crediting and Debiting of Account Balances 10

3.10	FICA and Other Taxes 12

ARTICLE 4	Scheduled Distribution; Unforeseeable Financial Emergencies 13

4.1	Scheduled Distribution 13

4.2	Postponing Scheduled Distributions 13

4.3	Certain Benefits Take Precedence Over Scheduled Distributions 13

4.4	Withdrawal Payout; Suspensions for Unforeseeable Financial Emergencies 14

ARTICLE 5	Retirement Benefit 15

5.1	Retirement Benefit 15

5.2	Payment of Retirement Benefit 15

ARTICLE 6	Termination Benefit 16

6.1	Termination Benefit 16

6.2	Payment of Termination Benefit 16

ARTICLE 7	Disability Benefit 16

7.1	Disability Benefit 16

7.2	Payment of Disability Benefit 16

ARTICLE 8	Death Benefit 16

8.1	Death Benefit 16

8.2	Payment of Death Benefit 16

ARTICLE 9	Form of Payment 16

9.1	Payment in Cash or Common Stock 16

9.2	Relation to Stock Incentive Plan 17

ARTICLE 10	Beneficiary Designation 17

10.1	Beneficiary 17

10.2	Beneficiary Designation; Change; Spousal Consent 17

10.3	Acknowledgement 17

10.4	No Beneficiary Designation 17

10.5	Doubt as to Beneficiary 17

10.6	Discharge of Obligations 17

ARTICLE 11	Leave of Absence 18

11.1	Paid Leave of Absence 18

ARTICLE 12	Termination of Plan, Amendment or Modification 18

12.1	Termination of Plan 18

12.2	Amendment 19

12.3	Effect of Payment 19

ARTICLE 13	Administration 19

13.1	Committee Duties 19

13.2	Agents 19

13.3	Binding Effect of Decisions 19

13.4	Indemnity 19

13.5	Employer Information 19

ARTICLE 14	Other Benefits and Agreements 20

14.1	Coordination with Other Benefits 20

ARTICLE 15	Claims Procedures 20

15.1	Presentation of Claim 20

15.2	Notification of Decision 20

15.3	Review of a Denied Claim 21

15.4	Decision on Review 21

15.5	Legal Action 22

15.6	Determinations 22

ARTICLE 16	Trust 22

16.1	Establishment of the Trust 22

16.2	Interrelationship of the Plan and the Trust 22

16.3	Distributions From the Trust 22

ARTICLE 17	Miscellaneous 22

17.1	Status of Plan 22

17.2	Unsecured General Creditor 23

17.3	Employer’s Liability 23

17.4	Nonassignability 23

17.5	Not a Contract of Employment 23

17.6	Furnishing Information 23

17.7	Terms 23

17.8	Captions 23

17.9	Governing Law 23

17.10	Notice 24

17.11	Successors 24

17.12	Spouse’s Interest 24

17.13	Validity 24

17.14	Incompetent 24

17.15	Deduction Limitation on Benefit Payments 25

17.16	Insurance 25

APPENDIX A - PRIOR PLAN STATEMENT    A-1

ORBITAL ATK, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
Amended and Restated Effective February 16, 2016

History and Purpose
Effective January 1, 2003, ALLIANT TECHSYSTEMS INC., now named ORBITAL ATK, INC., a Delaware corporation (hereinafter, the “Company”), established a nonqualified, unfunded deferred compensation plan (the “Plan”) which is currently embodied in a document titled “ALLIANT TECHSYSTEMS INC. NONQUALIFIED DEFERRED COMPENSATION PLAN (As amended and Restated March 18, 2003)” as amended (the “Prior Plan Statement”). Deferred compensation credited under the Plan which relates entirely to services performed on or before December 31, 2004 shall continue to be governed by the terms of the Prior Plan Statement, attached hereto as Appendix A. Deferred compensation credited under the Plan which relates all or in part to services performed on or after January 1, 2005 shall be governed by the terms of this Plan restatement, the terms of which are intended to comply with the deferred compensation provisions in the American Jobs Creation Act of 2004. Clarifying amendments were made on September 6, 2007 to comply with the American Jobs Creation Act of 2004. Additional clarifying changes were made on October 29, 2007. Changes were made effective November 1, 2014 to exclude benefits for former Participants who became employees of Vista Outdoor Inc. as of that date. Additional clarifying amendments and administrative changes were made effective February 16, 2016.
The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of the Company and its subsidiaries. This Plan is nonqualified and unfunded for tax purposes and for purposes of Title I of ERISA.
ARTICLE 1
Definitions
For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1
“Account Balance” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of the Participant’s Annual Accounts. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2
“Annual Account” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the following amount: (i) the sum of the Participant’s Annual Deferral Amount, Company Contribution Amount and Company Restoration Matching Amount for any one Plan Year, plus (ii) amounts credited or debited to such amounts pursuant to this Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Annual Account for such Plan Year. The Annual Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.3
“Annual Deferral Amount” shall mean that portion of a Participant's Base Salary, Performance Cash and Performance Shares that a Participant defers in accordance with Article 3 for any one Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year. In the event of a Participant's Retirement, Disability, death or Termination of Employment prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.4
“Annual Installment Method” shall be an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: (i) for the first annual installment, the Participant’s vested portion of each Annual Account shall be calculated as of the close of business on the Participant’s Benefit Distribution Date, and (ii) for remaining annual installments, the vested portion of each applicable Annual Account shall be calculated on each anniversary of the Benefit Distribution Date (or if such calculation date is not a business day, the preceding business day). Each annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a 10-year Annual Installment Method as the form of Retirement Benefit for an Annual Account, the first payment shall be 1/10 of the vested balance of such Annual Account, calculated as described in this definition. The following year, the payment shall be 1/9 of the vested balance of such Annual Account, calculated as described in this definition.

1.5
“Annual Performance Share Amount” shall mean the portion of the Participant’s Annual Deferral Amount, if any, representing Performance Shares deferred in accordance with Article 3 of the Plan. Annual Performance Share Amounts shall be credited to the Performance Share Accounts of Participants, determined by the number of performance shares that would otherwise be paid based upon the achievement of the performance goals and the other requirements for the payment of performance shares, but for the election to defer.

1.6
“Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, profit sharing contributions, stock options, relocation expenses, incentive payments, non-monetary awards, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant's gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee. In no event shall Base Salary include any amounts payable to the Participant prior to the commencement of his or her participation in this Plan.

1.7
“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 10, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.8
“Beneficiary Designation Form” shall mean the form established from time to time by the Senior Vice President of Human Resources that a Participant completes, signs and returns to the Company to designate one or more Beneficiaries.

1.9
“Benefit Distribution Date” shall mean the date that triggers distribution of a Participant’s vested Account Balance. A Participant’s Benefit Distribution Date shall be the earliest to occur of any one of the following:

(a)
If the Participant Retires, his or her Benefit Distribution Date shall be the last day of the six-month period immediately following the date on which the Participant Retires; provided, however, in the event the Participant changes his or her Retirement Benefit election for one or more Annual Accounts in accordance with Section 5.2(a), his or her Benefit Distribution Date for such Annual Account(s) shall be postponed in accordance with such Section 5.2(a); or

(b)
If the Participant experiences a Termination of Employment, his or her Benefit Distribution Date shall be the last day of the six-month period immediately following the date on which the Participant experiences a Termination of Employment; provided, however, in the event the Participant elects to receive one or more Annual Accounts as of the first anniversary of his or her Termination of Employment in accordance with Section 6.2, his or her Benefit Distribution Date shall be postponed in accordance with such Section 6.2; or

(c)
The date on which the Company is provided with proof that is satisfactory to the Senior Vice President of Human Resources of the Participant’s death, if the Participant dies prior to the complete distribution of his or her vested Account Balance; or

(d)	The date on which the PRC (or the Committee in the case of a Section 16 Officer or as otherwise required by Section 15.4 of this Plan) determines the Participant is Disabled.

1.10	“Board” shall mean the board of directors of the Company.

1.11	“CEO” shall mean the Chief Executive Officer of the Company.

1.12	“Claimant” shall have the meaning set forth in Section 15.1.

1.13	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.14	“Committee” shall mean the Compensation and Human Resources Committee the Board of Directors of the Company.

1.15	“Company” shall mean Orbital ATK, Inc., a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.

1.16
“Company Contribution Account” shall mean (i) the sum of the Participant’s Company Contribution Amounts, plus (ii) amounts credited or debited to the Participant’s Company Contribution Account in accordance with this Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Contribution Account.

1.17	“Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.5.

1.18	“Company Restoration Matching Account” shall mean (i) the sum of all of a Participant's Company Restoration Matching Amounts, plus (ii) amounts credited or debited to the Participant’s Company

Restoration Matching Account in accordance with this Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Restoration Matching Account.

1.19	“Company Restoration Matching Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.6.

1.20	“Death Benefit” shall mean the benefit set forth in Article 8.

1.21	“Deduction Limitation” shall mean the limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan, as set forth in Section 17.15.

1.22
“Deferral Account” shall mean (i) the sum of all of a Participant's Annual Deferral Amounts, plus (ii) amounts credited or debited to the Participant’s Deferral Account in accordance with this Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.23
“Disability” or “Disabled” shall mean that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Participant’s Employer.

1.24	“Disability Benefit” shall mean the benefit set forth in Article 7.

1.25
“Election Form” shall mean the form, which may be in electronic format, established from time to time by the Committee that a Participant completes, signs and returns to the Company to make an election under the Plan.

1.26	“Employee” shall mean a person who is an employee of any Employer.

1.27	“Employer(s)” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have employees who participate in the Plan.

1.28	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.29
“401(k) Plan” shall mean a plan adopted by the Employer that is qualified under Code Section 401(a) that contains a cash or deferral arrangement described in Code Section 401(k), as amended from time to time.

1.30	“Participant” shall mean any Employee (i) who is selected to participate in the Plan and (ii) who submits an executed Election Form and Beneficiary Designation Form, which are accepted by the Company.

1.31
“Performance Cash” shall mean any performance-based cash compensation, in addition to Base Salary, earned by a Participant under any Employer's annual or long-term bonus and incentive plans for services rendered during a performance period of at least 12 months, as further specified on an Election Form approved by the Committee in its sole discretion.

1.32
“Performance Shares” shall mean any performance-based stock compensation earned by a Participant under any Employer performance award plan for services rendered during a performance period of at least 12 months, as further specified on an Election Form approved by the Committee in its sole discretion.

1.33
“Performance Share Account” shall mean the portion of the Deferral Account equal to (i) the sum of all of a Participant's Annual Performance Share Amounts, plus (ii) the value of the number of additional share units credited as a result of stock dividends or deemed reinvestment of cash dividends, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Performance Share Account.

1.1	“PIC” shall mean the Orbital ATK Pension Investment Committee.

1.2
“Plan” shall mean the Orbital ATK, Inc. Nonqualified Deferred Compensation Plan (formerly named the Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan), which shall be evidenced by this instrument, as it may be amended from time to time.

1.3	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.4
“Prior Plan Statement” shall mean the document, attached hereto as Appendix A and which is a part of the Plan, titled “ALLIANT TECHSYSTEMS INC. NONQUALIFIED DEFERRED COMPENSATION PLAN (As amended and Restated March 18, 2003)” as amended.

1.5	“PRC” shall mean the Orbital ATK Pension and Retirement Committee.

1.6
“Retirement”, “Retire(s)” or “Retired” shall mean, with respect to an Employee, separation from service with all Employers and all entities treated as members of the same controlled group with any Employer under Code Section 414(b) or (c), for any reason other than a leave of absence, death or Disability on or after the attainment of age 55 with two Years of Service. Controlled group membership shall be determined by substituting “at least 50 percent” for “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3), and by substituting “at least 50 percent” for “at least 80 percent” each place it appears in Treas. Reg. §1.414(c)-2.

1.7	“Retirement Benefit” shall mean the benefit set forth in Article 5.

1.8	“Scheduled Distribution” shall mean the distribution set forth in Section 4.1.

1.9	“Section 16 Officer” shall mean an “officer” of the Company as defined in the rules promulgated under Section 16 of the Securities Exchange Act of 1934, as amended.

1.10	“Senior Vice President of Human Resources” shall mean the most senior officer of the Company in charge of the human resources function at the time the action is taken with respect to the Plan.

1.11
“Terminate the Plan” or “Termination of the Plan” shall mean a determination by the Committee that (i) all Participants shall no longer be eligible to participate in the Plan, (ii) all deferral elections for such Participants shall terminate, and (iii) such Participants shall no longer be eligible to receive Company contributions under this Plan.

1.12	“Termination Benefit” shall mean the benefit set forth in Article 6.

1.13	“Termination of Employment” shall mean the separation from service with all Employers and all entities treated as members of the same controlled group with any Employer under Code Section

414(b) or (c), voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence. Controlled group membership shall be determined by substituting “at least 50 percent” for “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3), and by substituting “at least 50 percent” for “at least 80 percent” each place it appears in Treas. Reg. §1.414(c)-2.

1.14	“Trust” shall mean one or more trusts established by the Company in accordance with Article 16.

1.15
“Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant, (ii) a loss of the Participant's property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Senior Vice President of Human Resources or, in the case of a Section 16 Officer, the Committee.

1.16
“Years of Service” shall mean an Employee’s period of service with Orbital ATK, Inc. or a related Employer measured in full years. A Participant shall receive credit for one full year of “Service” for each Plan Year in which the Participant had at least 1,000 hours of service for a participating Employer or related Employer.

ARTICLE 2
Selection, Enrollment, Eligibility

2.1
Selection. Participation in the Plan shall be limited to a select group of management or highly compensated Employees, as determined by the CEO in his or her sole discretion; provided, however, that all Section 16 Officers shall be eligible to participate in the Plan (while employed as a Section 16 Officer) and need not be selected by the CEO in order to be eligible to participate in the Plan.

2.2
Enrollment and Eligibility Requirements; Commencement of Participation. As a condition to participation, each selected Employee who is eligible to participate in the Plan effective as of the first day of a Plan Year shall complete, execute and return to the Company an Election Form and a Beneficiary Designation Form prior to the first day of such Plan Year, or such other earlier deadline as may be established by the Senior Vice President of Human Resources in his or her sole discretion. In addition, the Committee may establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

(a)
A selected Employee who first becomes eligible to participate in this Plan after the first day of a Plan Year must complete these requirements within 30 days after he or she first becomes eligible to participate in the Plan, or within such other earlier deadline as may be established by the Senior Vice President of Human Resources, in his or her sole discretion, in order to participate for that Plan Year. In such event, such person’s participation in this Plan shall not commence earlier than 30 days after he or she first becomes eligible to participate in the Plan or, in the case of an Employee who is not a Section 16 Officer, on the date determined by the Senior Vice President of Human Resources, and such person shall not be permitted to defer under this Plan any portion of his or her Base Salary, Performance Cash and/or Performance Shares that are paid with respect to services performed prior to his or her participation commencement date, except to the extent permissible under Code Section 409A and related Treasury guidance or Regulations.

(b)
Each selected Employee who is eligible to participate in the Plan shall commence participation in the Plan only after the Employee has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Company within the specified time period. Notwithstanding the foregoing, the Company shall process such Participant’s deferral election as soon as administratively practicable after such deferral election is submitted to the Company.

(c)	If an Employee fails to meet all requirements contained in this Section 2.2 within the period required, that Employee shall not be eligible to participate in the Plan during such Plan Year.

2.3
Termination of a Participant’s Eligibility. The CEO (or in the case of a Section 16 Officer, the Committee) shall have the right, in his or her sole discretion, to (i) prevent the Participant from making future deferral elections, and/or (ii) take further action that the CEO or the Committee deems appropriate. Notwithstanding the foregoing, in the event of a Termination of the Plan in accordance with Section 1.43, the termination of the affected Participants’ eligibility for participation in the Plan shall not be governed by this Section 2.3, but rather shall be governed by Section 1.43 and Section 12.1. In the event that a Participant is no longer eligible to defer compensation under this Plan, the Participant’s Account Balance shall continue to be governed by the terms of this Plan until such time as the Participant’s Account Balance is paid in accordance with the terms of this Plan. Notwithstanding any provision of this Plan to the contrary, no former Employee who becomes an employee of Vista Outdoor Inc. on or about November 1, 2014 shall thereafter be a Participant or be entitled to any benefit under this Plan.

ARTICLE 3
Deferral Commitments; Company Contribution Amounts;
Company Restoration Matching Amounts; Vesting; Crediting; Taxes

3.1	Minimum Deferrals.
(a) Annual Deferral Amount. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary, Performance Cash and/or Performance Shares in the following minimum amounts for each deferral elected:

Cash Compensation	Minimum Amount
Base Salary	1%
Performance Cash	1%

Equity Compensation	Deferral Amount
Performance Shares	1%
If, prior to the beginning of a Plan Year, a Participant has made an election for less than the stated minimum amounts, or if no election is made, the amount deferred shall be zero. If, at any time after the beginning of a Plan Year, a Participant has deferred less than the stated minimum amounts for that Plan Year, any amount credited to the Participant’s Account Balance as the Annual Deferral Amount for that Plan Year shall be distributed to the Participant within 60 days after the last day of the Plan Year.

(b)
Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year the minimum Annual Deferral Amount shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2	Maximum Deferral.

(a)
Annual Deferral Amount. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary, Performance Cash and/or Performance Shares up to the following maximum percentages for each deferral elected:

Deferral	Maximum Percentage
Base Salary	70%
Performance Cash	100%
Performance Shares	100%

(b)
Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits an Election Form to the Company for acceptance.

3.3	Election to Defer; Effect of Election Form.

(a)
First Plan Year. In connection with a Participant's commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Senior Vice President of Human Resources (or in the case of a Section 16 Officer, the Committee) deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Company (in accordance with Section 2.2 above) and accepted by the Company.

(b)
Subsequent Plan Years. For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, and such other elections as the Senior Vice President of Human Resources (or in the case of a Section 16 Officer, the Committee) deems necessary or desirable under the Plan, shall be made by timely delivering a new Election Form to the Company, in accordance with the terms of the Plan, before the end of the Plan Year preceding the Plan

Year for which the election is made. If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year.

(c)
Performance-Based Compensation. Notwithstanding the foregoing, an irrevocable deferral election pertaining to Performance Cash or Performance Shares may be made by timely delivering an Election Form to the Company, in accordance with the terms of the Plan, no later than the earlier of (i) six months before the end of the performance period or (ii) such earlier date as the Senior Vice President of Human Resources may determine, in his or her sole discretion, for the Plan Year. For any Plan Year the Committee may determine, in its sole discretion, that any such election shall be limited to the portion of Performance Cash and/or Performance Shares designated by the Committee. “Performance‑based compensation” shall be compensation based on services performed over a period of at least 12 months, in accordance with Code Section 409A and related guidance.

(d)
Restricted Stock Amounts. Effective January 1, 2005, deferrals of restricted stock (which do not otherwise qualify as Performance Shares) shall not be permitted under this Plan. Notwithstanding the foregoing, a Participant’s election to defer restricted stock which was made on or prior to December 31, 2004 under the terms of the Prior Plan Statement with respect to restricted stock which vests on or after January 1, 2005 shall be treated as an Annual Performance Share Amount under this Plan restatement. As of the date on which such restricted stock amounts vest, such Participant’s Performance Share Account shall be credited with the number of units equal to the number of shares of Orbital ATK common stock that would have otherwise been delivered to the Participant. Such units shall become payable in accordance with the terms of this Plan statement (and not the Prior Plan Statement). Restricted stock deferrals which vested and were credited to this Plan on or prior to December 31, 2004 shall be governed exclusively under the terms of the Prior Plan Statement.

3.4
Withholding and Crediting of Annual Deferral Amounts. For each Plan Year, the Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. The Performance Cash and/or Performance Shares portion of the Annual Deferral Amount shall be withheld at the time the Performance Cash and/or Performance Shares are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. Annual Deferral Amounts shall be credited to a Participant’s Deferral Account as soon as reasonably practicable following the time such amounts would otherwise have been paid to the Participant.

3.5
Company Contribution Amount. For each Plan Year, the CEO (or in the case of a Section 16 Officer, the Committee) may, in his or her sole discretion, credit any amount to any Participant’s Annual Account under this Plan, which amount shall be part of the Participant’s Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Contribution Amount for that Plan Year. The Company Contribution Amount described in this Section 3.5, if any, shall be credited to the Participant’s Annual Account for the applicable Plan Year on a date or dates to be determined by the CEO (or the Committee as applicable), in his or her sole discretion.

3.6
Company Restoration Matching Amount. A Participant's Company Restoration Matching Amount for any Plan Year shall be the amount necessary to make up for the lost share, if any, of matching contributions (but not elective deferred contributions) under the 401(k) Plan attributable to the Participant’s deferrals under this Plan that would have otherwise been allocated to the account of the Participant under the 401(k) Plan for such Plan Year. The amount so credited to a Participant under this Plan for any Plan Year (i) may be smaller or larger than the amount credited to any other Participant and (ii) may differ from the amount credited to such Participant in the preceding Plan Year. The Participant’s Company Restoration Matching Amount, if any, shall be credited to the Participant’s Annual Account for the applicable Plan Year as soon as administratively practicable after the amount can be determined for the applicable Plan Year.

3.7
Crediting of Amounts after Benefit Distribution. Notwithstanding any provision in this Plan to the contrary, if the complete distribution of a Participant’s vested Account Balance occurs prior to the date on which any portion of (i) the Annual Deferral Amount that a Participant has elected to defer in accordance with Section 3.3, (ii) the Company Contribution Amount, or (iii) the Company Restoration Matching Amount, would otherwise be credited to the Participant’s Account Balance, such amounts shall not be credited to the Participant’s Account Balance, but shall be paid to the Participant in a single lump sum as soon as administratively practicable after the amount can be determined.

3.8
Vesting. A Participant shall at all times be 100% vested in his or her Account Balance; provided, however, that a Participant shall be vested in any Company Contribution Amount credited to his or her Company Contribution Account in accordance with the vesting schedule(s) set forth in his or her employment agreement or any other agreement entered into between the Participant and his or her Employer, or as declared by the CEO (or, in the case of a Section 16 Officer, the Committee). A different vesting schedule may apply to each Company Contribution Amount credited to the Participant’s Company Contribution Account. If no vesting schedule is specified in such agreements or declared by the CEO or Committee, as applicable, a Company Contribution Amount shall be 100% vested.

3.9
Crediting and Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the PIC, amounts shall be credited or debited to a Participant's Account Balance in accordance with the following rules:

(a)	Measurement Funds. The Participant may elect one or more of the measurement funds selected by the PIC, in its sole discretion, which are based on certain mutual funds or other collective investment vehicles (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his or her Account Balance (other than the Performance Share Account). As necessary, the PIC may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the first calendar quarter that begins at least 30 days after the day on which the PIC gives Participants advance written notice of such change.

(b)
Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.3(a) above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.9(a) above) to be used to determine the amounts to be credited or debited to his or her Account Balance (other than the Performance Share Account). If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Account Balance (other than the Performance Share Account) shall automatically be allocated into the target date Measurement Fund most closely aligned with Plan participants who are age 65 and older, or a substantially similar Measurement Fund among the Plan’s available Measurement Funds, as determined by the PIC from time to time, in its sole discretion. The Participant may (but is not required to) elect, by submitting an Election Form to the Company that is accepted by the Company, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance (other than the Performance Share Account), or to change the portion of his or her Account Balance (other than the Performance Share Account) allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as of the first business day that is administratively practicable, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(c)
Proportionate Allocation. In making any election described in Section 3.9(b) above, the Participant shall specify on the Election Form, in increments of 1%, the percentage of his or her Account Balance or Measurement Fund, as applicable, to be allocated/reallocated.

(d)
Annual Performance Share Amounts. Annual Performance Shares Amounts shall be allocated to the Orbital ATK common stock Measuring Fund as of the date on which such performance shares would otherwise have been paid under the applicable Company stock incentive plan, and the Participant’s Performance Share Account shall be credited with the number of units equal to the number of shares of Orbital ATK common stock that would have otherwise been delivered to the Participant.

(i)
Cash Dividends. An amount shall be credited on any cash dividend payment date in that number of units equal to the number of shares that could have been purchased on the dividend payment date, based upon the closing price of Orbital ATK common stock as reported on the New York Stock Exchange for such date, with the value of the cash dividends paid on shares of stock equal to the number of units credited to the Performance Share Account as of the record date for such dividend.

(ii)	Changes in Orbital ATK Common Stock. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares,

other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of the Company’s common stock or other securities of the Company, issuance of warrants or other rights to purchase shares of the Company’s common stock or other securities of the Company or other similar corporate transaction or event affects the Company’s common stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number, value and/or type of units that are credited to the Participants’ Performance Share Account.

(iii)	Voting. No Participant or Beneficiary shall be entitled to any voting rights with respect to any units credited to the Performance Share Account.

(e)
Crediting or Debiting Method. The performance of each Measurement Fund (either positive or negative) will be determined on a daily basis based on the manner in which such Participant’s Account Balance has been hypothetically allocated among the Measurement Funds by the Participant.

(f)
No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

3.10    FICA and Other Taxes    .

(a)
Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Company may reduce the Annual Deferral Amount in order to comply with this Section 3.10.

(b)
Company Restoration Matching Account and Company Contribution Account. When a Participant’s Annual Account is credited with a Company Restoration Matching Amount and/or Company Contribution Amount (or, if such amount is subject to a vesting schedule, when such Participant is vested in such amount), the Participant’s Employer(s) shall withhold, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Company Restoration Matching Amount and/or Company

Contribution Amount. If necessary, the Company may reduce the vested portion of the Participant’s Company Restoration Matching Account or Company Contribution Account, as applicable, in order to comply with this Section 3.10.

(c)
Distributions. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

ARTICLE 4
Scheduled Distribution; Unforeseeable Financial Emergencies

4.1
Scheduled Distribution. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a Scheduled Distribution, in the form of a lump sum payment, from the Plan with respect to all or a portion of the Annual Account (excluding Annual Performance Share Amounts and Company Contribution Amounts). The Scheduled Distribution shall be a lump sum payment in an amount that is equal to the portion of the Annual Account the Participant elected to have distributed as a Scheduled Distribution, plus amounts credited or debited in the manner provided in Section 3.9 above on that amount, calculated as of the close of business on the date on which the Scheduled Distribution becomes payable (or on the immediately preceding business day if such date is not a business day). Subject to the other terms and conditions of this Plan, each Scheduled Distribution elected shall be paid out during a 60-day period commencing immediately after the first day of any Plan Year designated by the Participant. The Plan Year designated by the Participant must be at least three Plan Years after the end of the Plan Year to which the Participant’s deferral election described in Section 3.3 relates. By way of example, if a Scheduled Distribution is elected for Annual Accounts that are earned in the Plan Year commencing January 1, 2005, the Scheduled Distribution would become payable during a 60-day period commencing January 1, 2009.

4.2
Postponing Scheduled Distributions. A Participant may elect to postpone a Scheduled Distribution described in Section 4.1 above, and have such amount paid out during a 60-day period commencing immediately after an allowable alternative distribution date designated by the Participant in accordance with this Section 4.2. In order to make this election, the Participant must submit a new Scheduled Distribution Election Form to the Company in accordance with the following criteria:

(a)	Such Scheduled Distribution Election Form must be submitted to and accepted by the Company at least 12 months prior to the Participant's previously designated Scheduled Distribution Date;

(b)	The new Scheduled Distribution Date selected by the Participant must be the first day of a Plan Year, and must be at least five years after the previously designated Scheduled Distribution Date; and

(c)	The election of the new Scheduled Distribution Date shall have no effect until at least 12 months after the date on which the election is made;

Provided, however, a Participant may elect to postpone each Scheduled Distribution no more than one time.

4.3
Certain Benefits Take Precedence Over Scheduled Distributions. If a Benefit Distribution Date occurs that triggers a benefit under Articles 5, 6, 7 or 8, any Annual Account that is subject to a Scheduled Distribution election under Section 4.1 shall not be paid in accordance with Section 4.1, but shall be paid in accordance with the other applicable Article. Notwithstanding the foregoing, the Committee shall interpret this Section 4.3 in a manner that is consistent with Code Section 409A and other applicable tax law, including but not limited to guidance issued after the effective date of this Plan.

4.4	Withdrawal Payout; Suspensions for Unforeseeable Financial Emergencies.

(a)
If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Senior Vice President of Human Resources (or in the case of a Section 16 Officer, the Committee) to receive a partial or full payout from the Plan. The Participant shall only receive a payout from the Plan to the extent such payout is deemed necessary by the Senior Vice President of Human Resources or the Committee, as applicable, to satisfy the Participant’s Unforeseeable Financial Emergency, plus amounts reasonably necessary to pay taxes reasonably anticipated as a result of the distribution. If a Participant receives a payout due to an Unforeseeable Financial Emergency, such Participant’s deferrals under this Plan shall cease. The Participant may not again elect to defer compensation until the enrollment period for the Plan Year that begins at least 12 months after such payout (or such later enrollment period, if required by Code Section 409A and other applicable tax law).

(b)
The payout shall not exceed the lesser of (i) the Participant's vested Account Balance, calculated as of the close of business on the date on which the amount becomes payable, as determined by the Senior Vice President of Human Resources or Committee, as applicable, or (ii) the amount necessary to satisfy the Unforeseeable Financial Emergency, plus amounts reasonably necessary to pay taxes reasonably anticipated as a result of the distribution. Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Financial Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by suspension of deferrals under this Plan, if the Senior Vice President of Human Resources or the Committee, as applicable, determines that suspension is required by Code Section 409A and other applicable tax law.

(c)
If the Senior Vice President of Human Resources or the Committee, as applicable, approves a Participant’s petition for payout, the Participant’s deferrals under this Plan shall be suspended as of the date of such approval and the Participant shall receive a payout from the Plan within 60 days of the date of such approval.

(d)
Notwithstanding the foregoing, the Senior Vice President of Human Resources or the Committee, as applicable, shall interpret all provisions relating to suspension and/or payout under this Section 4.4 in a manner that is consistent with Code Section 409A and other applicable tax law, including but not limited to guidance issued after the effective date of this Plan.

ARTICLE 5
Retirement Benefit

5.1
Retirement Benefit. A Participant who Retires shall receive, as a Retirement Benefit, his or her vested Account Balance, calculated as of the close of business on the Participant’s Benefit Distribution Date.

5.2	Payment of Retirement Benefit.

(a)
In connection with a Participant’s election to defer an Annual Deferral Amount, the Participant shall elect the form in which his or her Annual Account for such Plan Year will be paid. The Participant may elect to receive each Annual Account in the form of a lump sum or pursuant to an Annual Installment Method of up to 15 years. The Participant may change this election one time by submitting an Election Form to the Company in accordance with the following criteria:

(i)	The election to modify the form of payment for such Annual Account shall have no effect until at least 12 months after the date on which the election is made;

(ii)	The first payment related to such Annual Account shall be delayed at least five years from the originally scheduled Benefit Distribution Date for such Annual Account, as described in Section 1.9(a);

(i)
Notwithstanding the foregoing, the Company, the Committee and the Senior Vice President of Human Resources, as applicable, shall interpret all provisions relating to changing the Annual Account election under this Article 5 in a manner that is consistent with Code Section 409A and other applicable tax law, including but not limited to guidance issued after the effective date of this Plan.

The Election Form most recently accepted by the Company shall govern the payout of the Annual Account. If a Participant does not make any election with respect to the payment of the Annual Account, then such Participant shall be deemed to have elected to receive the Annual Account in a lump sum.

(b)
The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Benefit Distribution Date. Remaining installments, if any, shall continue in accordance with the Participant’s election for each Annual Account and shall be paid no later than 60 days after each anniversary of the Benefit Distribution Date.

(c)
Notwithstanding a Participant’s election to receive payment of an Annual Account in installments, if the Participant’s vested Account Balance, calculated as of the close of business on the Participant’s Benefit Distribution Date (or on the immediately preceding business day if such date is not a business day) is determined to have a value of $25,000 or less, the Participant’s entire Account Balance shall be paid in a single lump sum no later than 60 days after the Benefit Distribution Date.

ARTICLE 6
Termination Benefit

6.1
Termination Benefit.     A Participant who experiences a Termination of Employment shall receive, as a Termination Benefit, his or her vested Account Balance, calculated as of the close of business on the Participant’s Benefit Distribution Date (or the first anniversary thereof, in accordance with the Participant’s election below). If the calculation date is not a business day, then such calculation shall be made on the immediately preceding business day.

6.2
Payment of Termination Benefit.     In connection with a Participant’s election to defer an Annual Deferral Amount, the Participant shall elect to receive each Annual Account in a lump sum payment: (i) no later than 60 days after the last day of the six-month period immediately following the date on which the Participant experiences a Termination of Employment or (ii) no later than 60 days after the first anniversary of such Termination of Employment. If a Participant does not make any election with respect to the payment of the Annual Account, the Annual Account shall be paid to the Participant no later than 60 days after the last day of the six-month period immediately following the date on which the Participant experiences a Termination of Employment.

ARTICLE 7
Disability Benefit

7.1
Disability Benefit.     Upon a Participant’s Disability, the Participant shall receive a Disability Benefit, which shall be equal to the Participant's vested Account Balance, calculated as of the close of business on the Participant’s Benefit Distribution Date (or on the immediately preceding business day if such date is not a business day).

7.2	Payment of Disability Benefit. The Disability Benefit shall be paid to the Participant in a lump sum payment no later than 60 days after the Participant’s Benefit Distribution Date.
ARTICLE 8
Death Benefit

8.1
Death Benefit.     The Participant's Beneficiary(ies) shall receive a Death Benefit upon the Participant's death which will be equal to the Participant's vested Account Balance, calculated as of the close of business on the Participant’s Benefit Distribution Date (or on the immediately preceding business day if such date is not a business day).

8.2
Payment of Death Benefit.     The Death Benefit shall be paid to the Participant’s Beneficiary(ies) in a lump sum payment no later than 60 days after the Participant’s Benefit Distribution Date. In no event, however, shall the Death Benefit be paid later than the later of (i) 90 days after the date of the Participant’s death or (ii) the last day of the calendar year in which the Participant’s death occurs.

ARTICLE 9
Form of Payment

9.1	Payment in Cash or Common Stock. Payment of a Participant’s Annual Account shall be made in cash; provided, however, that payment of the portion of the Participant’s Account Balance attributable to the Participant’s Performance Share Account, if any, shall be made, net of withholding taxes, exclusively in shares of the Company’s common stock.

9.2
Relation to Stock Incentive Plan.     Benefits attributable to Performance Share Accounts which are paid in shares of the Company’s common stock are subject to any applicable terms, conditions and restrictions required by the applicable Company stock incentive plan.

ARTICLE 10
Beneficiary Designation

10.1
Beneficiary.     Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

10.2
Beneficiary Designation; Change; Spousal Consent.     A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Company. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Company's rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, the Senior Vice President of Human Resources may, in his or her sole discretion, determine that spousal consent is required to be provided in a form designated by the Senior Vice President of Human Resources, executed by such Participant's spouse and returned to the Company. Upon the acceptance by the Company of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Company shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Company prior to his or her death.

10.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Company.

10.4
No Beneficiary Designation.      If a Participant fails to designate a Beneficiary as provided in Sections 10.1, 10.2 and 10.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.

10.5
Doubt as to Beneficiary.      If the Senior Vice President of Human Resources has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, he or she shall have the right, exercisable in his or her discretion, to cause the Participant's Employer to withhold such payments until this matter is resolved to his or her satisfaction.

10.6
Discharge of Obligations.     The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company, the Employer, the Committee and the Vice President of Human Resources from all further obligations under this Plan with respect to the Participant.

ARTICLE 11
Leave of Absence

11.1
Paid Leave of Absence.     If a Participant is authorized by the Participant's Employer to take a paid leave of absence from the employment of the Employer, (i) the Participant shall continue to be considered eligible for the benefits provided in Articles 4, 5, 6, 7 or 8 in accordance with the provisions of those Articles, and (ii) the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

ARTICLE 12
Termination of Plan, Amendment or Modification

12.1
Termination of Plan.     Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to Terminate the Plan (as defined in Section 1.43). In the event of a Termination of the Plan, the Measurement Funds available to Participants following the Termination of the Plan shall be comparable in number and type to those Measurement Funds available to Participants in the Plan Year preceding the Plan Year in which the Termination of the Plan is effective. Following a Termination of the Plan, Participant Account Balances shall remain in the Plan until the Participant becomes eligible for the benefits provided in Articles 4, 5, 6, 7 or 8 in accordance with the provisions of those Articles. The Termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided, however, the Company shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to immediately pay all benefits in a lump sum following such Termination of the Plan, if (i)(A) Termination is not proximate to a downturn in the financial health of the Company, (B) the Company terminates all arrangements required to be aggregated with the Plan pursuant to Code Section 409A, (C) lump sum payments are made between 12 and 24 months following Termination of the Plan, and (D) the Company does not establish a new plan that would have been aggregated with the Plan for purposes of Code Section 409A within three years following Termination of the Plan, or (ii) Termination is in connection with dissolution or change in control of the Company, or such other circumstances permitted by applicable guidance, and in accordance with such other corresponding conditions required by Code Section 409A and regulations or other guidance issued thereunder.

12.2	Amendment.

(a)
The Committee may, at any time, amend or modify the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall be effective to decrease the value of a Participant's vested Account Balance in existence at the time the amendment is made. In no event shall the Company, the Employer or the Committee be responsible for any decline in a Participant’s Account Balance as a result of the selection, discontinuation, addition, substitution, crediting or debiting of the Measurement Funds pursuant to Section 3.9.

(b)
Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any provision of the Plan may cause amounts deferred under the Plan to become immediately taxable to any Participant under Code Section 409A, and related guidance, the Committee may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the Plan benefits provided by the Plan and/or (ii) take such other actions as the Committee determines necessary or appropriate to comply with the requirements of Code Section 409A, and related guidance.

12.3
Effect of Payment.     The full payment of the Participant’s vested Account Balance under Articles 4, 5, 6, 7 or 8 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan.

ARTICLE 13
Administration

13.1
Committee Duties.     Except as otherwise provided in this Plan, this Plan shall be administered by the Committee. The Committee shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. When making a determination or calculation, the Company, Committee and the Senior Vice President of Human Resources, as applicable, shall be entitled to rely on information furnished by a Participant.

13.2
Agents.     In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

13.3
Binding Effect of Decisions.     The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

13.4
Indemnity.     All Employers shall indemnify and hold harmless the members of the Committee, the PIC, the PRC, the CEO, the Senior Vice President of Human Resources, any Employee to whom duties have been or may be delegated under this Plan, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of an individual’s willful misconduct.

13.5
Employer Information.     To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 14
Other Benefits and Agreements

14.1
Coordination with Other Benefits.     The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant's Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 15
Claims Procedures

15.1
Presentation of Claim.     Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the PRC (or in the case of a Section 16 Officer, the Committee) a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

15.2
Notification of Decision.     The PRC (or in the case of a Section 16 Officer, the Committee) shall consider a Claimant's claim within a reasonable time, but no later than 90 days (45 days in the case of a determination of Disability) after receiving the claim. If the PRC or the Committee, as applicable, determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period (45-day period in the case of a determination of Disability, or initial 30-day extension of such 45-day period). In no event shall such extension exceed a period of 90 days from the end of the initial period (in the case of a determination of Disability, an initial extension of 30 days, or an additional subsequent extension of an additional 30 days). The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the PRC or the Committee expects to render the benefit determination. The PRC or the Committee, as applicable, shall notify the Claimant in writing:

(a)	that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(b)
that the PRC or the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	an explanation of the claim review procedure set forth in Section 15.3 below; and

(v)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

15.3
Review of a Denied Claim.     On or before 60 days (180 days in the case of a determination of Disability) after receiving a notice from the PRC (or in the case of a Section 16 Officer, the Committee) that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the PRC or the Committee, as applicable, a written request for a review of the denial of the claim. The Claimant (or the Claimant's duly authorized representative):

(a)	may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the PRC or the Committee (as applicable), in its sole discretion, may grant.

15.4
Decision on Review.     The PRC (or in the case of a Section 16 Officer, the Committee) shall render its decision on review promptly, and no later than 60 days (45 days in the case of a determination of Disability) after the receipt of the Claimant’s written request for a review of the denial of the claim. If the PRC or the Committee, as applicable, determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period (45-day period in the case of a determination of Disability). In no event shall such extension exceed a period of 60 days (45 days in the case of a determination of Disability) from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the PRC or the Committee, as applicable, expects to render the benefit determination. In rendering its decision, the PRC or the Committee, as applicable, shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Notwithstanding any provisions of this Section 15.4 to the contrary, all decisions on review of a determination of Disability shall be made by the Committee (or the Board in the case of a Section 16 Officer). The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)
a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

15.5
Legal Action.     A Claimant's compliance with the foregoing provisions of this Article 15 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan. Any legal action must be brought within two years after the Claimant knew or should have known of the principal facts on which the claim is based or, if earlier, 90 days after the procedure under this Article 15 is completed.

15.6
Determinations.      Benefits under the Plan will be paid only if the PRC (or in the case of a Section 16 Officer, the Committee) decides in its discretion that the applicant is entitled to them. The PRC or the Committee, as applicable, has discretionary authority to grant or deny benefits under the Plan. The PRC shall have the sole discretion, authority and responsibility to interpret and construe this Plan Statement and all relevant documents and information, and to determine all factual and legal questions under the Plan, in relation to a person’s (other than a Section 16 Officer) claim for benefits. The Committee shall have the sole discretion, authority and responsibility to interpret and construe this Plan Statement and all relevant documents and information, and to determine all factual and legal questions under the Plan, including but not limited to the entitlement of all persons to benefits and the amounts of their benefits. The Committee’s discretionary authority shall include all matters arising under the Plan.

ARTICLE 16Trust

16.1
Establishment of the Trust.     In order to provide assets from which to fulfill the obligations of the Participants and their beneficiaries under the Plan, the Company may establish a trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property to provide for the benefit payments under the Plan, (the “Trust”).

16.2
Interrelationship of the Plan and the Trust.     The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Company to the assets transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan.

16.3
Distributions From the Trust.     The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Company’s obligations under this Plan.

ARTICLE 17
Miscellaneous

17.1
Status of Plan    . The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted (i) to the extent possible in a manner consistent with that intent and (ii) in accordance with Code Section 409A and other applicable tax law, including but not limited to Treasury Regulations promulgated pursuant to Code Section 409A.

17.2
Unsecured General Creditor.     Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under this Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

17.3
Employer's Liability.     The Company's liability for the payment of benefits shall be defined only by the Plan. The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

17.4
Nonassignability.     Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise (including without limitation any domestic relations order, whether or not a “qualified domestic relations order” under section 414(p) of the Code and section 206(d) of ERISA) before the Account Balance is distributed to the Participant or Beneficiary.

17.5
Not a Contract of Employment.     The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company or any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or any Employer or to interfere with the right of the Company or any Employer to discipline or discharge the Participant at any time.

17.6
Furnishing Information.      A Participant or his or her Beneficiary will cooperate with the Company by furnishing any and all information requested by the Company and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Company may deem necessary.

17.7
Terms.     Whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

17.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

17.9
Governing Law.     Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Minnesota without regard to its conflicts of laws principles.

17.10
Notice.     Any notice or filing required or permitted to be given to the Company under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Orbital ATK, Inc.
Attn: Orbital ATK Executive Compensation Department
45101 Warp Drive
Dulles, VA 20166
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

17.11	Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

17.12
Spouse's Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

17.13
Validity.     In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

17.14
Incompetent.     If the Senior Vice President of Human Resources determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, he or she may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Senior Vice President of Human Resources may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

17.15
Deduction Limitation on Benefit Payments. The Company may determine that as a result of the application of the limitation under Code Section 162(m), a distribution payable to a Participant pursuant to this Plan would not be deductible if such distribution were made at the time required by the Plan. If the Company makes such a determination, then the distribution shall not be paid to the Participant until such time as the distribution first becomes deductible. The amount of the distribution shall continue to be adjusted in accordance with Section 3.9 above until it is distributed to the Participant. The amount of the distribution, plus amounts credited or debited thereon, shall be paid to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Company, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by Section 162(m). Notwithstanding the foregoing, the Committee shall interpret this provision in a manner that is consistent with Code Section 409A and other applicable tax law, including but not limited to guidance issued after the effective date of this Plan.

17.16
    Insurance. The Company, on its own behalf or on behalf of the trustee of the Trust, and, in its sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Company or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.